AmeriPrime Funds

                     Amendment No. 1 to Declaration of Trust

         Pursuant to Sections 4.2 and 7.3 of the Declaration of Trust of AmeriPrime Funds (the "Trust") and effective upon execution of this document, the undersigned, being the sole Trustee of the Trust, hereby adds two new series of shares: "GLOBALT Growth Fund" and "Fountainhead Value Fund".


Date:  October 20, 1995                     /s/
                                                        Kenneth D. Trumpfheller